Exhibit 4.5

[FORM OF SENIOR DEBT SECURITY]

(Face of Security)

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

INTEREST PAYMENTS ON THIS SECURITY WILL BE SUBJECT TO JAPANESE WITHHOLDING TAX UNLESS THE HOLDER ESTABLISHES THAT THIS SECURITY IS HELD BY OR FOR THE ACCOUNT OF A HOLDER THAT IS (I) FOR JAPANESE TAX PURPOSES, NEITHER (X) AN INDIVIDUAL RESIDENT OF JAPAN OR A JAPANESE CORPORATION, NOR (Y) AN INDIVIDUAL NON-RESIDENT OF JAPAN OR A NON-JAPANESE CORPORATION THAT IN EITHER CASE IS A PERSON HAVING A SPECIAL RELATIONSHIP WITH THE COMPANY AS DESCRIBED IN ARTICLE 6, PARAGRAPH 4 OF THE ACT ON SPECIAL MEASURES CONCERNING TAXATION OF JAPAN (THE “SPECIAL TAXATION MEASURES ACT”) (SUCH PERSON BEING HEREINAFTER REFERRED TO AS A “SPECIALLY-RELATED PERSON OF THE COMPANY”), (II) A JAPANESE DESIGNATED FINANCIAL INSTITUTION AS DESCRIBED IN ARTICLE 6, PARAGRAPH 9 OF THE SPECIAL TAXATION MEASURES ACT WHICH COMPLIES WITH THE REQUIREMENT FOR TAX EXEMPTION UNDER THAT PARAGRAPH OR (III) A PUBLIC CORPORATION, A FINANCIAL INSTITUTION, A FINANCIAL INSTRUMENTS BUSINESS OPERATOR OR CERTAIN OTHER ENTITY WHICH HAS RECEIVED SUCH PAYMENTS THROUGH A JAPANESE PAYMENT HANDLING AGENT, AS PROVIDED IN ARTICLE 3-3, PARAGRAPH 6 OF THE SPECIAL TAXATION MEASURES ACT, IN COMPLIANCE WITH THE REQUIREMENT FOR TAX EXEMPTION UNDER THAT PARAGRAPH.

INTEREST PAYMENTS ON THIS SECURITY TO AN INDIVIDUAL RESIDENT OF JAPAN, TO A JAPANESE CORPORATION, OR TO AN INDIVIDUAL NON-RESIDENT OF JAPAN OR A NON-JAPANESE CORPORATION THAT IN EITHER CASE IS A SPECIALLY-RELATED PERSON OF THE COMPANY (EXCEPT FOR THE JAPANESE DESIGNATED FINANCIAL INSTITUTION AND THE PUBLIC CORPORATION, THE FINANCIAL INSTITUTION, THE FINANCIAL INSTRUMENTS BUSINESS OPERATOR AND CERTAIN OTHER ENTITY DESCRIBED IN THE PRECEDING PARAGRAPH) WILL BE SUBJECT TO DEDUCTION IN RESPECT OF JAPANESE INCOME TAX AT A RATE OF 15% (FOR THE PERIOD THROUGH AND INCLUDING DECEMBER 31, 2037, SUCH INCOME TAX AT THE RATE OF 15% AND SPECIAL ADDITIONAL INCOME TAX AT THE RATE OF 0.135%, TOGETHER BEING AT THE RATE OF 15.315%) OF THE AMOUNT OF SUCH INTEREST.

NOMURA HOLDINGS, INC.

[INSERT TITLE OF SECURITIES]

CUSIP No

No.	$

Nomura Holdings, Inc., a corporation duly incorporated and existing under the laws of Japan (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to                                                                    , or registered assigns, the principal sum of                                          dollars on                                         [if the Security is to bear interest prior to Maturity, insert —, and to pay interest thereon from                 or from the most recent Interest Payment Date to which interest has been paid or made available for payment, semi-annually on          and          in each year, commencing         , at the rate of     % per annum, until the principal hereof is paid or made available for payment [if applicable, insert —, provided that any principal and premium, and any such installment of interest, which is overdue shall bear interest at the rate of     % per annum (to the extent that the payment of such interest shall be legally enforceable), from the dates such overdue amounts are due until they are paid or made available for payment, and such interest shall be payable on demand]. The interest so payable, and punctually paid or made available for payment, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the            or           (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest so payable, but not so punctually paid or made available for payment on any Interest Payment Date will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid in any other lawful manner not inconsistent with the requirements of any securities exchange on which this Security may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture].

[If the Security is not to bear interest prior to Maturity, insert — The principal of this Security shall not bear interest except in the case of a default in payment of principal upon acceleration, upon redemption or at Stated Maturity and in such case the overdue principal and any overdue premium shall bear interest at the rate of        % per annum (to the extent that the payment of such interest shall be legally enforceable), from the dates such amounts are due until they are paid or made available for payment. Interest on any overdue principal or premium shall be payable on demand.]

[If applicable, insert — The Company will pay an additional amount to the Holder hereof with respect to withholding or deduction for or on account of taxes, duties, assessment or governmental charges of whatsoever nature imposed or levied by or on behalf of Japan or any political subdivision thereof having power to tax as are provided for, and subject to the conditions stated, on the reverse of this Security.]

Payment of the principal of (and premium, if any) and [if applicable, insert — any such] interest on this Security will be made at the office or agency of the Company maintained for that purpose in               , in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts [if applicable, insert — ; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register; and provided, further, that if this Security is a Global Security, payment may be made pursuant to the Applicable Procedures of the Depositary as permitted in said Indenture].

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place. Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

NOMURA HOLDINGS, INC.

By
Name:
Title:

(Reverse of Security)

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of                               (herein called the “Indenture”, which term shall have the meaning assigned to it in such instrument), between the Company and Deutsche Bank Trust Company Americas, as trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof [if applicable, insert — , [initially] limited in aggregate principal amount to $                    ].

[If applicable, insert — The Company will pay to the Holder such additional amounts as may be necessary in order that the net amounts received by or on behalf of the Holder or beneficial owner of this Security after any withholding or deduction for or on account of taxes, duties, assessments or governmental charges of whatsoever nature imposed or levied by or on behalf of Japan, or any authority thereof or therein having power to tax (the “Japanese Taxes”), will equal the respective amounts of principal of (and premium, if any) and interest which would otherwise have been receivable in respect of this Security in the absence of such withholding or deduction. However, no such additional amounts shall be payable with respect to this Security (a) to, or to a third party on behalf of, a Holder who is an individual non-resident of Japan or a non-Japanese corporation and is liable for such Japanese Taxes in respect of this Security by reason of its (i) having some connection with Japan other than the mere holding of this Security or (ii) being a person having a special relationship with the Company as described in Article 6, paragraph 4 of the Act on Special Measures Concerning Taxation of Japan (the “Special Taxation Measures Act”) (such person being hereinafter referred to as a “specially-related person of the Company”); or (b) to, or to a third party on behalf of, a Holder who would otherwise be exempt from any such withholding or deduction but who fails to comply with any applicable requirement to provide Interest Recipient Information (as defined below) or to submit a Written Application for Tax Exemption (as defined below) to the Paying Agent to whom this Security is presented (where presentation is required), or whose Interest Recipient Information is not duly communicated through the Participant (as defined below) and the relevant Depositary to such Paying Agent; or (c) to, or to a third party on behalf of, a Holder who is for Japanese tax purposes treated as an individual resident of Japan or a Japanese corporation (except for (A) a Designated Financial Institution (as defined below) which complies with the requirement to provide Interest Recipient Information or to submit a Written Application for Tax Exemption and (B) an individual resident of Japan or a Japanese corporation who duly notifies (directly or through the Participant or otherwise) the relevant Paying Agent of its status as exempt from Japanese Taxes to be withheld or deducted by the Company by reason of such individual resident of Japan or Japanese corporation receiving interest on this Security through a payment handling agent in Japan appointed by it); or (d) where this Security is presented for payment (where presentation is required) more than 30 days after the date on which such payment first becomes due or after the date on which the full amount payable is duly provided for, whichever occurs later, except to the extent that the Holder of this Security would have been entitled to such additional amounts on presenting the same for payment on the last day of such 30-day period; or (e) where such withholding or deduction is imposed on a payment to an individual Holder and is required to be made pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive; or (f) to, or to a third party on behalf of a Holder who would be able to avoid such withholding or deduction by presenting (if presentation is required) this Security to another Paying Agent; or (g) where the amount of interest on this Security is to be calculated by reference to certain indices (as prescribed by the cabinet order under Article 6, paragraph 4 of the Special Taxation Measures Act) relating to the Company or any specially-related person of the Company, except where the recipient of interest is a Designated Financial Institution which complies with the requirement to provide Interest Recipient Information or to submit a Written Application for Tax Exemption; or (h) any combination of (a) through (g). No additional amounts will be paid with respect to any payment on this Security to or on behalf of a Holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of Japan to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who, in each case, would not have been entitled to the additional amounts had such beneficiary, settlor, member or beneficial owner been the Holder of this Security. The obligation to pay additional amounts with respect to any taxes, duties, assessments or governmental charges shall not apply to (A) any estate, inheritance, gift, sales, transfer, personal property or any similar tax, duty, assessment or governmental charge or (B) any tax, duty, assessment or governmental charge which is payable otherwise than by deduction or withholding from payments of principal of (and premium, if any) or interest on this Security. Where this Security is held through a participant of a Depositary or a financial intermediary, in each case, as prescribed by the Special Taxation Measures Act (each such participant or financial intermediary being hereinafter referred to as a “Participant”), in order to receive payments free of withholding or deduction by the Company for, or on account of Japanese Taxes, if the relevant beneficial owner is (A) an individual non-resident of Japan or a non-Japanese corporation (other than a specially-related person of the Company) or (B) a Japanese financial institution or financial instruments business operator falling under certain categories prescribed by the cabinet order under Article 6, paragraph 9 of the Special Taxation Measures Act (a “Designated Financial Institution”), such beneficial owner shall, at the time of entrusting a Participant with the custody of this Security, provide certain information prescribed by the Special Taxation Measures Act and the cabinet order and other regulations thereunder to enable the Participant to establish that such beneficial owner is exempted from the requirement for Japanese Taxes to be withheld or deducted (the “Interest Recipient Information”) and advise the Participant if the beneficial owner ceases to be so exempted (including where the beneficial owner who is an individual non-resident of Japan or a non-Japanese corporation becomes a specially-related person of the Company). Where this Security is not held by a Participant, in order to receive payments free of withholding or deduction by the Company for, or on account of, Japanese Taxes, if the relevant beneficial owner is (A) an individual non-resident of Japan or a non-Japanese corporation (other than a specially-related person of the Company) or (B) a Designated Financial Institution, such beneficial owner shall, prior to each time at which it receives interest, submit to the relevant Paying Agent a written application for tax exemption (hikazei tekiyo shinkokusho) (a “Written Application for Tax Exemption”) in a form obtainable from the Paying Agent stating, inter alia, the name and address of the beneficial owner, the title of this Security, the relevant Interest Payment Date, the amount of interest and the fact that the beneficial owner is qualified to submit the Written Application for Tax Exemption, together with documentary evidence regarding its identity and residence.]

All payments of principal and interest in respect of the Security by the Company shall be made in all cases subject to any withholding or deduction required pursuant to an agreement described in Section 1471(b) of the United States Internal Revenue Code of 1986, or the Code or otherwise imposed pursuant to Sections 1471 through 1474 of the Code, any regulations or agreements thereunder, official interpretations thereof, or law implementing an intergovernmental approach thereto. Any such amounts withheld or deducted will be treated as paid for all purposes under the Security, and no additional amounts will be paid on the Security with respect to any such withholding or deduction.

[ If applicable, insert — The Securities of this series are subject to redemption upon not less than 30 days’ notice by mail, [if applicable, insert — (1) on                 in any year commencing with the year                 and ending with the year                     through operation of the sinking fund for this series at a Redemption Price equal to 100% of the principal amount, and (2)] at any time [if applicable, insert — on or after        ,        ], as a whole or in part, at the election of the Company, at the following Redemption Prices (expressed as percentages of the principal amount): If redeemed [if applicable, insert — on or before      ,      %, and if redeemed] during the 12-month period beginning        of the years indicated,

Year	Redemption Price	Year	Redemption Price

and thereafter at a Redemption Price equal to                  % of the principal amount, together in the case of any such redemption [if applicable, insert — (whether through operation of the sinking fund or otherwise)] with accrued interest to the Redemption Date, but interest installments whose Stated Maturity is on or prior to such Redemption Date will be payable to the Holders of such Securities, or one or more Predecessor Securities, of record at the close of business on the relevant Record Dates referred to on the face hereof, all as provided in the Indenture.]

[If applicable, insert — The Securities of this series are subject to redemption upon not less than 30 days’ notice by mail, (1) on             in any year commencing with the year             and ending with the year             through operation of the sinking fund for this series at the Redemption Prices for redemption through operation of the sinking fund (expressed as percentages of the principal amount) set forth in the table below, and (2) at any time [if applicable, insert — on or after          ], as a whole or in part, at the election of the Company, at the Redemption Prices for redemption otherwise than through operation of the sinking fund (expressed as percentages of the principal amount) set forth in the table below: If redeemed during the 12-month period beginning             of the years indicated,

Year	Redemption Price For Redemption Through Operation of the Sinking Fund	Redemption Price For Redemption Otherwise Than Through Operation of the Sinking Fund

and thereafter at a Redemption Price equal to                  % of the principal amount, together in the case of any such redemption (whether through operation of the sinking fund or otherwise) with accrued interest to the Redemption Date, but interest installments whose Stated Maturity is on or prior to such Redemption Date will be payable to the Holders of such Securities, or one or more Predecessor Securities, of record at the close of business on the relevant Record Dates referred to on the face hereof, all as provided in the Indenture.]

[If applicable, insert — Notwithstanding the foregoing, the Company may not, prior to               , redeem any Securities of this series as contemplated by [if applicable, insert — Clause (2) of] the preceding paragraph as a part of, or in anticipation of, any refunding operation by the application, directly or indirectly, of moneys borrowed having an interest cost to the Company (calculated in accordance with generally accepted financial practice) of less than                % per annum.]

[If applicable, insert — The sinking fund for this series provides for the redemption on                in each year beginning with the year                         and ending with the year                         of [if applicable, insert — not less than $                     (“mandatory sinking fund”) and not more than] $                      aggregate principal amount of Securities of this series. Securities of this series acquired or redeemed by the Company otherwise than through [if applicable, insert — mandatory] sinking fund payments may be credited against subsequent [if applicable, insert — mandatory] sinking fund payments otherwise required to be made [if applicable, insert — , in the inverse order in which they become due].]

[If the Security is not subject to redemption, — This Security is not redeemable prior to Stated Maturity [except as provided in the next succeeding paragraph].

[If applicable, insert — This Security may be redeemed by the Company at a redemption price equal to the principal amount of the Securities plus any accrued but unpaid interest through but not including the date fixed for redemption and any related additional amounts as a result of withholding or deduction for or on account of taxes, duties, assessments or governmental charges imposed or levied by or on behalf of Japan or any political subdivision thereof having power to tax, all as provided in the Indenture].

[If the Security is subject to redemption of any kind, insert — In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.]

[If applicable, insert — The Indenture contains provisions for defeasance at any time of [the entire indebtedness of this Security] [or] [certain restrictive covenants and Events of Default with respect to this Security] [, in each case] upon compliance with certain conditions set forth in the Indenture.]

[If the Security is not an Original Issue Discount Security, insert — If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.]

[If the Security is an Original Issue Discount Security, insert — If an Event of Default with respect to Securities of this series shall occur and be continuing, an amount of principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture. Such amount shall be equal to — insert formula for determining the amount. Upon payment (i) of the amount of principal so declared due and payable and (ii) of interest on any overdue principal, premium and interest (in each case to the extent that the payment of such interest shall be legally enforceable), all of the Company’s obligations in respect of the payment of the principal of and premium and interest, if any, on the Securities of this series shall terminate.]

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of all Securities at the time Outstanding to be affected (considered together as one class for this purpose) (such Securities to be affected may be Securities of the same or different series and, with respect to any series, may comprise fewer than all the Securities of such series). The Indenture also contains provisions (i) permitting the Holders of a majority in principal amount of the Securities at the time Outstanding to be affected under the Indenture (considered together as one class for this purpose) (such Securities to be affected may be Securities of the same or different series and, with respect to any series, may comprise fewer than all the Securities of such series), on behalf of the Holders of all Securities so affected, to waive compliance by the Company with certain provisions of the Indenture and (ii) permitting the Holders of a majority in principal amount of the Securities at the time Outstanding of any series to be affected under the Indenture (with each such series considered separately for this purpose), on behalf of the Holders of all Securities of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity reasonably satisfactory to it, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

If so provided pursuant to the terms of any specific Securities, the above-referenced provisions of the Indenture regarding the ability of Holders to waive certain defaults, or to request the Trustee to institute proceedings (or to give the Trustee other directions) in respect thereof, may be applied differently with regard to such Securities.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

[If this Security is a Global Security, insert — This Security is a Global Security and is subject to the provisions of the Indenture relating to Global Securities, including the limitations in Section 305 thereof on transfers and exchanges of Global Securities.]

This Security and the Indenture shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Certificate of Authentication

This is one of the Securities of the series designated herein and referred to in the within-mentioned Indenture.

Deutsche Bank Trust Company Americas, As Trustee

By
Authorized Officer

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